Exhibit 99.1

Press Release

Contacts:
Investor Contact:	Media Contact:
Raiford Garrabrant	Michelle Murray
Director, Investor Relations	Corporate Communications
(919) 287-7895	(919) 313-5505
raiford_garrabrant@cree.com	michelle_murray@cree.com

Cree Completes Acquisition of LED Lighting Fixtures, Inc.

DURHAM, N.C., MARCH 3, 2008 – Cree, Inc. (Nasdaq: CREE), a market leader in LED solid-state lighting, today announced that it has completed the acquisition of privately-held LED Lighting Fixtures, Inc. (“LLF”).  Cree’s agreement to acquire LLF was announced February 8, 2008.

At closing, Cree issued 1,852,335 shares of common stock and paid approximately $16.45 million in cash in exchange for LLF shares.   Cree also assumed outstanding LLF stock options.  Additional cash consideration of up to $26.4 million may be payable over the next three years tied to new product milestones and key employee retention.

This acquisition expands Cree’s market opportunity by providing direct access to the lighting market.  Cree’s business now encompasses LED chips, components and lighting solutions.  It further enables Cree to drive retrofit solutions to convert existing lighting infrastructure to energy-efficient lighting and to accelerate the adoption of LED lighting.

“The new Cree LED Lighting Solutions team is delivering industry-leading LED lighting products and working to set the standard for 21st century energy-efficient lighting,” said Chuck Swoboda, chairman and chief executive officer of Cree.  “We are out to lead the LED lighting revolution and to obsolete the lightbulb.”

The company plans to announce financial results for its third fiscal quarter, ending on March 30, after market close on April 22 and will provide additional information about the acquisition at that time.

About Cree

Cree is leading the LED lighting revolution and setting the stage to obsolete the incandescent light bulb through the use of energy-efficient, environmentally-friendly LED lighting.  Cree is a market-leading innovator of lighting-class LEDs, LED lighting retrofit solutions, and semiconductor solutions for backlighting, wireless and power applications.

Cree’s product families include blue and green LED chips, high brightness LEDs, lighting-class power LEDs, power-switching devices and radio-frequency/wireless devices.  Cree solutions are driving improvements in applications such as general illumination, backlighting, electronic signs and signals, variable-speed motors, and wireless communications.

For additional product and company information please refer to www.cree.com.

This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. Actual results may differ materially due to a number of factors, such as the possibility that costs associated with integrating the businesses may be greater than anticipated; the ability of the combined businesses to be integrated successfully with Cree’s current operations; the risk of intellectual property litigation; the ability of the combined companies to achieve targeted results; customer acceptance of LED products; the rapid development of new technology and competing products that may impair demand or render Cree’s or LLF’s products obsolete; and other factors discussed in Cree’s filings with the Securities and Exchange Commission, including its report on Form 10-K for the year ended June 24, 2007, and subsequent filings.

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Cree is a registered trademark of Cree, Inc.
LLF is a trademark of Cree LED Lighting Solutions, Inc.